Exhibit 99.1

China Direct, Inc. Reports Financial Results for First Quarter of 2007 and

Provides Updated Guidance for Fiscal 2007

•    1st Quarter Revenues Increase to $30.9 million

•    1st Quarter Earnings Increase to $0.14 per share

•    Total Assets Increase to $30.6 million

Boca Raton, Florida – May 9, 2007 (PR Newswire) – China Direct, Inc. (OTC BB: CHND), a company maintaining active, majority stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities, announced today the Company’s financial results for the first quarter of 2007 ended March 31, 2007.

Financial Highlights:

Revenues for the first quarter ended March 31, 2007 increased to $30,938,940 as compared to revenues of $206,415 in the first quarter of 2006. The increase in revenues was mainly attributable to the three companies acquired in China since October 2006, Chang Magnesium, Lang Chemical and CDI Wanda Alternative Energy, as well as a strong performance from its consulting division.

Gross profit for the first quarter of 2007 was $3,471,926 as compared to $191,155 in the first quarter of 2006. Total operating expenses for the first quarter of 2007 increased to $837,509 compared to $344,140 in the first quarter of 2006. The increase in operating expenses in the 1st quarter of 2007 was primarily attributable to increasing general and administrative costs associated with the management of the three new subsidiaries as well as increased travel expenses, professional consulting fees, professional insurance premiums, and non-cash option charges for employees, management, and professional advisors.

Net income for the first quarter of 2007 increased to $1,870,869 or $0.14 per basic share as compared to $156,249 or $0.02 per basic share for the first quarter of 2006. On a fully diluted basis, the earnings per share for the first quarter of 2007 were $0.12 per share as compared to $0.01 per share for the first quarter of 2006.

Balance Sheet:

As of March 31, 2007, total assets increased to $30,663,003, up from $20,835,405 as of December 31, 2006. Of the total assets, approximately $11.5 million in assets were related to the parent company and its operations in the United States, with the remaining balance being related to the subsidiaries in China. As of March 31, 2007, shareholder equity was $8,374,602, compared to $5,864,324 as of December 31, 2006. As of March 31, 2007, cash and cash equivalents was $5,408,626 and working capital was approximately $10 million, compared to cash and cash equivalents of $3,030,335 and working capital of approximately $6.8 million as of December 31, 2006, respectively.

2007 Financial Guidance:

As a result of stronger than expected performance in the first quarter and its current outlook for the remainder of the year, management anticipates that annual sales will now exceed $120 million as opposed to its previous 2007 estimate of $100 million. Management also believes net earnings will exceed $6 million in 2007 as opposed to its previous guidance of net income of $5 million. Management evaluates its outlook on a quarterly basis and will communicate any changes in its business outlook following its 2nd quarter results.

Dr. James Wang, CEO and Chairman of China Direct, commented “Our performance in the quarter exceeded our expectations across all business segments and we see continued improvement as several new joint ventures come on line in this coming quarter. We expect three new joint ventures, Jieyang Big Tree Toy Enterprise Company, CDI Magnesium Company, and Qingxin Evergreen Renewable Resources Company will add additional revenue and income streams to our company beginning in the second quarter of 2007. Our model is being well received by small and medium sized companies in China and we have a strong pipeline of potential joint ventures to fuel continued growth. We remain confident that we will achieve success through accretive acquisitions and vertical integration of our operations.”

China Direct Conference Call to discuss the Company’s financial results for the first quarter of 2007 ended March 31, 2007.

The conference call will take place today at 4:30 p.m. EST. Anyone interested in participating should call 1-888-321-3075 if calling within the United States or 1-973-582-2855 if calling internationally approximately 5 to 10 minutes prior to 4:30 p.m. Participants should ask for the China Direct’s 1st Quarter Financial Results conference call. There will be a playback available until May 16, 2007. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8773702 for replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at China Direct’s website at http://www.cdii.net. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through July 31, 2007 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

CHINA DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (Unaudited)

March 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$5,408,626
Notes receivable	44,751
Investment in marketable securities held for sale	2,191,400
Investment in marketable securities held for sale-related party	1,410,800
Accounts receivable, net of allowance for doubtful accounts $8,358	6,132,446
Inventory	2,713,748
Prepaid expenses and other assets	3,531,506
Prepaid expenses-related party	3,611,243
Other receivable	58,510
Due from related party	1,435,204
Total current assets	26,538,234

Property and equipment, net of accumulated depreciation of $226,250	3,835,375
Prepaid expenses	222,728
Property use right, net	66,666

Total assets	$30,663,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Loan payable-short term	$395,014
Accounts payable and accrued expenses	3,462,680
Accounts payable-related party	2,755,759
Liabilities in connection with acquisitions-related party	368,272
Advances from customers	6,132,222
Deferred revenues-short term	779,900
Other payable	2,264,652
Income tax payable	608,889
Total current liabilities	16,767,388

Other payable-long term	718
Deferred revenues-long term	584,925

Minority interest	4,935,370

Stockholders’ Equity:
Preferred Stock: $.0001 par value, 10,000,000 authorized, no shares issued and outstanding	—
Common Stock; $.0001 par value, 1,000,000,000 authorized, 13,273,433 issued and outstanding	1,327
Additional paid-in capital	6,392,591
Deferred compensation	(183,880)
Accumulated comprehensive loss	(336,460)
Retained earnings	2,501,024

Total stockholders’ equity	8,374,602

Total liabilities and stockholders’ equity	$30,663,003

CHINA DIRECT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
	2007	2006
Revenues	$30,498,940	$106,415
Revenues-related party	440,000	100,000
Total revenues	30,938,940	206,415
Cost of revenues	27,467,014	15,260
Gross profit	3,471,926	191,155
Operating expenses:
Selling, general, and administrative-related party	—	5,700
Selling, general, and administrative	837,509	338,440
Total operating expenses	837,509	344,140
Operating (loss) income	2,634,417	(152,985)
Other income (expense):
Other income	9,936	—
Interest income	29,166	—
Unrealized gain on trading securities	—	411,675
Realized loss on sale of trading securities	(15,973)	—
Net income before income taxes	2,657,546	258,690
Income taxes expense	(232,572)	(102,441)
Net income before minority interest	2,424,974	156,249
Minority interest in income of subsidiary	(554,105)	—
Net income	$1,870,869	$156,249
Foreign currency translation gain	80,158	—
Unrealized (loss) gain on marketable securities held
for sale, net of income taxes	(607,539)	—
Unrealized (loss) gain on marketable securities held
for sale-related party, net of income taxes	(341,458)	1,141,560
Comprehensive income	$1,002,030	$1,297,809
Basic earnings per common share	$0.14	$0.02
Diluted earnings per common share	$0.12	$0.01
Basic weighted average common shares outstanding	13,043,826	10,000,000

Diluted weighted average common shares outstanding	16,216,384	10,874,521

About China Direct, Inc.

China Direct, Inc. (OTCBB: CHND) maintains active, majority stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities. China Direct provides a platform to develop and nurture these entities as they expand their businesses globally. As your direct link to China, our Company serves as a vehicle to allow investors to directly participate in the rapid growth of Chinese economy in a diversified and balanced way. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company’s operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.

Alan Sheinwald, Partner

Tel: (914) 669-0222

Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.

Richard Galterio, Executive Vice President

Tel: 1-877-China-57

Email: Richard@cdii.net